Yu Yi Zhao

2976 East 7th Avenue,

Vancouver, B.C.

V5M 1V3

August 16, 2013

Board of Directors

DTS8 Coffee Company, Ltd

1662 Highway 395 North,

Suite 214,

Minden, Nevada, USA 89432

Dear Sirs,

RE: FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated August 16, 2013, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company’s Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely

/s/ Yu Yi Zhao

Yu Yi Zhao